FORM 4



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                       Filed pursuant to Section 16(a) of
                         the Securities Exchange Act of

                           1934, Section 17(a) of the
                   Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

/  / Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue.
See Instruction 1(b).



1.   Name and Address of Reporting Person*:

         Vicuna Advisors LLC
         ------------------------------
         (LAST)        (FIRST)   (MIDDLE)

         230 Park Avenue
         7th Floor
         Attn:  Kenneth F. Cooper
         -------------------------------------------
         (STREET)

         New York,       New York          10169
         ------------------------------------------
         (CITY)        (STATE)           (ZIP)


2.   Issuer Name and Ticker or Trading Symbol:

         ESG Re Limited (ESRE F)

3.   IRS Identification Number of Reporting Person, if an entity  (Voluntary):

         13-4006560

4.   Statement for Month/Year:

         6/2000

5.   If Amendment, Date of Original:

      (Month/Year)

6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

         _____  Director

         _____  Officer (give title below)

         __X__  10% Owner

         _____  Other (specify below)

7.   Individual or Joint/Group Filing (Check Applicable Line)

         _____  Form filed by One Reporting Person

         __X__  Form filed by More than One Reporting Person




                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned



1.   Title of Security:

      (Instr. 3)

         Common Shares, $1.00 par value ("Common Stock")
         Common Stock

2.   Transaction Date:

      (Month/Day/Year)

         6/20/2000
         6/20/2000

3.   Transaction Code:

      (Instr. 8)


      Code

         S
         S


4.   Securities Acquired (A) or Disposed of (D):
      (Instr. 3, 4 and 5)

      Amount       (A) or (D)               Price

      41,700           D                    3.9375                  6/20/2000
      14,700           D                    3.9375                  6/20/2000


5.   Amount of Securities Beneficially Owned at End of Month:
      (Instr. 3 and 4)

         1,265,600

6.   Ownership Form:   Direct (D) or Indirect (I):
      (Instr. 4)

         I
         I

7.   Nature of Indirect Beneficial Ownership:
      (Instr. 4)

         As investment adviser to Vicuna Capital I, L.P.
         As investment adviser to WNP Investment Partnership, L.P.

Reminder:   Report on a  separate  line for each class of  securities
            beneficially owned directly or indirectly.

*  If the form is  filed by more  than one  reporting  person,  see  Instruction
   4(b)(v).


           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)


1.   Title of Derivative Security:
      (Instr. 3)



2.   Conversion or Exercise Price of Derivative Security:



3.   Transaction Date:

      (Month/Day/Year)

4.   Transaction Code:

      (Instr. 8)

      Code

5.   Number of Derivative Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

       (A)                 (D)



6.    Date Exercisable and Expiration Date:

       (Month/Day/Year)



       Date Exercisable             Expiration Date



7.   Title and Amount of Underlying Securities:

       (Instr. 3 and 4)

      Title                Amount or Number of Shares



8.   Price of Derivative Security:

      (Instr. 5)



9.   Number of Derivative Securities Beneficially Owned at End of Month:

      (Instr. 4)



10.  Ownership Form of Derivative Security:   Direct (D) or Indirect (I):

       (Instr. 4)

11.  Nature of Indirect Beneficial Ownership:

       (Instr. 4)

Explanation of Responses:

               This Form 4 is being filed jointly by Vicuna Advisors LLC ("Advisors"), a Delaware limited liability company, Vicuna Partners LLC, a Delaware limited liability company ("Partners"), Vicuna Capital I, L.P., a Delaware limited partnership ("Capital"), WNP Investment Partnership, a Delaware limited partnership ("WNP"), and Joshua G. Welch (collectively, the "Reporting Persons"). Capital and WNP are private partnerships organized to make investments in securities. Advisors is the investment adviser to Capital and WNP and Partners is the general partner of Capital and WNP. Welch is the Managing Member of Advisors and Partners. Advisors is the designated filer.

               The filing of this statement is not an admission by any Reporting Person that such Reporting Person and any other Reporting Person or any other person constitute a "group" for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or Rule 13d-5 thereunder or that any Reporting Person is the beneficial owner of any securities owned by any other Reporting Person or any other person.

[Signatures follow all attachments]

                   Attachment To Form 4 of Vicuna Advisors LLC
                      in Respect of ESG Re Limited (ESRE F)
                              Statement for: 6/2000


               This Form 4 is being filed jointly by Vicuna Advisors LLC ("Advisors"), a Delaware limited liability company, Vicuna Partners LLC, a Delaware limited liability company ("Partners"), Vicuna Capital I, L.P., a Delaware limited liability company ("Capital"), WNP Investment Partnership, a Delaware limited partnership ("WNP"), and Joshua G. Welch (collectively, the "Reporting Persons"). Advisors is the designated filer.

Joint Filer Information

1.   Name and Address of Reporting Person*:

         Vicuna Partners LLC
         ------------------------------------------
         (LAST)        (FIRST)   (MIDDLE)

         230 Park Avenue
         7th Floor
         Attn:  Kenneth F. Cooper
         -------------------------------------------
         (STREET)

         New York,       New York          10169
         ------------------------------------------
         (CITY)        (STATE)           (ZIP)

2.   Issuer Name and Ticker or Trading Symbol:

         ESG Re Limited (ESRE F)

3.   IRS Identification Number of Reporting Person, if an entity  (Voluntary):

         13-4006612

4.   Statement for Month/Year:

         6/2000

5.   If Amendment, Date of Original:

      (Month/Year)



6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

         _____  Director

         _____  Officer (give title below)

         __X__  10% Owner

         _____  Other (specify below)

7.   Individual or Joint/Group Filing (Check Applicable Line)

         _____  Form filed by One Reporting Person

         __X__  Form filed by More than One Reporting Person


                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned


1.   Title of Security:

      (Instr. 3)

         Common Shares, $1.00 par value ("Common Stock")
         Common Stock

2.   Transaction Date:

      (Month/Day/Year)

         6/20/2000
         6/20/2000

3.   Transaction Code:

      (Instr. 8)

      Code

         S
         S

4.   Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

      Amount       (A) or (D)               Price

      41,700           D                    3.9375                  6/20/2000
      14,700           D                    3.9375                  6/20/2000

5.   Amount of Securities Beneficially Owned at End of Month:

      (Instr. 3 and 4)

         1,265,600

6.   Ownership Form:   Direct (D) or Indirect (I):

      (Instr. 4)

         I
         I

7.   Nature of Indirect Beneficial Ownership:

      (Instr. 4)

     As general partner of Vicuna Capital I, L.P.
     As general partner of WNP Investment Partnership, L.P.


           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)


1.   Title of Derivative Security:

      (Instr. 3)



2.   Conversion or Exercise Price of Derivative Security:



3.   Transaction Date:

      (Month/Day/Year)



4.   Transaction Code:

      (Instr. 8)

      Code

5.   Number of Derivative Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

       (A)                 (D)



6.    Date Exercisable and Expiration Date:

       (Month/Day/Year)


       Date Exercisable             Expiration Date

7.   Title and Amount of Underlying Securities:


       (Instr. 3 and 4)

      Title                Amount or Number of Shares


8.   Price of Derivative Security:

      (Instr. 5)


9.   Number of Derivative Securities Beneficially Owned at End of Month:

      (Instr. 4)


10.  Ownership Form of Derivative Security:   Direct (D) or Indirect (I):

       (Instr. 4)



11.  Nature of Indirect Beneficial Ownership:

       (Instr. 4)

Explanation of Responses:

See Explanation of Responses to Form 4 of Advisors.

[Signatures follow all attachments]

                   Attachment To Form 4 of Vicuna Advisors LLC
                      in Respect of ESG Re Limited (ESRE F)
                              Statement for: 6/2000


               This Form 4 is being filed jointly by Vicuna Advisors LLC ("Advisors"), a Delaware limited liability company, Vicuna Partners LLC, a Delaware limited liability company ("Partners"), Vicuna Capital I, L.P., a Delaware limited liability company ("Capital"), WNP Investment Partnership, a Delaware limited partnership ("WNP"), and Joshua G. Welch (collectively, the "Reporting Persons"). Advisors is the designated filer.

Joint Filer Information

1.   Name and Address of Reporting Person*:

         Vicuna Capital I, L.P.
         ------------------------------------------
         (LAST)        (FIRST)   (MIDDLE)

         230 Park Avenue
         7th Floor
         Attn:  Kenneth F. Cooper
         -------------------------------------------
         (STREET)

         New York,       New York          10169
         ------------------------------------------
         (CITY)        (STATE)           (ZIP)

2.   Issuer Name and Ticker or Trading Symbol:

         ESG Re Limited (ESRE F)

3.   IRS Identification Number of Reporting Person, if an entity  (Voluntary):

         13-4006625

4.   Statement for Month/Year:

         6/2000

5.   If Amendment, Date of Original:

      (Month/Year)



6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

         _____  Director

         _____  Officer (give title below)

         __X__  10% Owner

         _____  Other (specify below)

7.   Individual or Joint/Group Filing (Check Applicable Line)

         _____  Form filed by One Reporting Person

         __X__  Form filed by More than One Reporting Person


                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned


1.   Title of Security:

      (Instr. 3)

         Common Shares, $1.00 par value

2.   Transaction Date:

      (Month/Day/Year)

         6/20/2000

3.   Transaction Code:

      (Instr. 8)

      Code

         S

4.   Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

      Amount       (A) or (D)               Price

      41,700           D                    3.9375                  6/20/2000


5.   Amount of Securities Beneficially Owned at End of Month:

      (Instr. 3 and 4)

         937,400

6.   Ownership Form:   Direct (D) or Indirect (I):

      (Instr. 4)

         D

7.   Nature of Indirect Beneficial Ownership:

      (Instr. 4)


           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)


1.   Title of Derivative Security:

      (Instr. 3)



2.   Conversion or Exercise Price of Derivative Security:



3.   Transaction Date:

      (Month/Day/Year)



4.   Transaction Code:

      (Instr. 8)

      Code

5.   Number of Derivative Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)


       (A)                 (D)

6.    Date Exercisable and Expiration Date:

       (Month/Day/Year)


       Date Exercisable             Expiration Date


7.   Title and Amount of Underlying Securities:

       (Instr. 3 and 4)


      Title                Amount or Number of Shares


8.   Price of Derivative Security:

      (Instr. 5)


9.   Number of Derivative Securities Beneficially Owned at End of Month:

      (Instr. 4)


10.  Ownership Form of Derivative Security:   Direct (D) or Indirect (I):

       (Instr. 4)


11.  Nature of Indirect Beneficial Ownership:

       (Instr. 4)


Explanation of Responses:

See Explanation of Responses to Form 4 of Advisors.

[Signatures follow all attachments]

                   Attachment To Form 4 of Vicuna Advisors LLC
                      in Respect of ESG Re Limited (ESRE F)
                              Statement for: 6/2000


               This Form 4 is being filed jointly by Vicuna Advisors LLC ("Advisors"), a Delaware limited liability company, Vicuna Partners LLC, a Delaware limited liability company ("Partners"), Vicuna Capital I, L.P., a Delaware limited liability company ("Capital"), WNP Investment Partnership, a Delaware limited partnership ("WNP"), and Joshua G. Welch (collectively, the "Reporting Persons"). Advisors is the designated filer.

Joint Filer Information

1.   Name and Address of Reporting Person*:

         WNP Investment Partnership, L.P.
         ------------------------------------------
         (LAST)        (FIRST)   (MIDDLE)

         230 Park Avenue
         7th Floor
         Attn:  Kenneth F. Cooper
         -------------------------------------------
         (STREET)

         New York,       New York          10169
         ------------------------------------------
         (CITY)        (STATE)           (ZIP)


2.   Issuer Name and Ticker or Trading Symbol:

         ESG Re Limited (ESRE F)


3.   IRS Identification Number of Reporting Person, if an entity  (Voluntary):

         13-4006626


4.   Statement for Month/Year:

         6/2000


5.   If Amendment, Date of Original:

      (Month/Year)

6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

         _____  Director

         _____  Officer (give title below)

         __X__  10% Owner

         _____  Other (specify below)

7.   Individual or Joint/Group Filing (Check Applicable Line)

         _____  Form filed by One Reporting Person

         __X__  Form filed by More than One Reporting Person


                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned


1.   Title of Security:

      (Instr. 3)

         Common Shares, $1.00 par value ("Common Stock")

2.   Transaction Date:

      (Month/Day/Year)

         6/20/2000

3.   Transaction Code:

      (Instr. 8)

      Code

         S

4.   Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

      Amount       (A) or (D)               Price

      14,700           D                    3.9375                  6/20/2000

5.   Amount of Securities Beneficially Owned at End of Month:

      (Instr. 3 and 4)

         328,200

6.   Ownership Form:   Direct (D) or Indirect (I):

      (Instr. 4)

         D

7.   Nature of Indirect Beneficial Ownership:

      (Instr. 4)


           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)


1.   Title of Derivative Security:

      (Instr. 3)


2.   Conversion or Exercise Price of Derivative Security:


3.   Transaction Date:

      (Month/Day/Year)


4.   Transaction Code:

      (Instr. 8)

      Code


5.   Number of Derivative Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)


       (A)                 (D)

6.    Date Exercisable and Expiration Date:

       (Month/Day/Year)



       Date Exercisable             Expiration Date


7.   Title and Amount of Underlying Securities:

       (Instr. 3 and 4)


      Title                Amount or Number of Shares


8.   Price of Derivative Security:

      (Instr. 5)


9.   Number of Derivative Securities Beneficially Owned at End of Month:

      (Instr. 4)


10.  Ownership Form of Derivative Security:   Direct (D) or Indirect (I):

       (Instr. 4)


11.  Nature of Indirect Beneficial Ownership:

       (Instr. 4)

Explanation of Responses:

         See Explanation of Responses to Form 4 of Advisors.

[Signatures follow all attachments]

                   Attachment To Form 4 of Vicuna Advisors LLC
                      in Respect of ESG Re Limited (ESRE F)
                              Statement for: 6/2000


               This Form 4 is being filed jointly by Vicuna Advisors LLC ("Advisors"), a Delaware limited liability company, Vicuna Partners LLC, a Delaware limited liability company ("Partners"), Vicuna Capital I, L.P., a Delaware limited liability company ("Capital"), WNP Investment Partnership, a Delaware limited partnership ("WNP"), and Joshua G. Welch (collectively, the "Reporting Persons"). Advisors is the designated filer.

Joint Filer Information

1.   Name and Address of Reporting Person*:

         Joshua G. Welch
         ------------------------------------------
         (LAST)        (FIRST)   (MIDDLE)

         230 Park Avenue
         7th Floor
         -------------------------------------------
         (STREET)

         New York,       New York          10169
         ------------------------------------------
         (CITY)        (STATE)           (ZIP)


2.   Issuer Name and Ticker or Trading Symbol:

         ESG Re Limited (ESRE F)


3.   IRS Identification Number of Reporting Person, if an entity  (Voluntary):


4.   Statement for Month/Year:

         6/2000

5.   If Amendment, Date of Original:

      (Month/Year)


6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

         _____  Director

         _____  Officer (give title below)

         __X__  10% Owner

         _____  Other (specify below)

7.   Individual or Joint/Group Filing (Check Applicable Line)

         _____  Form filed by One Reporting Person

         __X__  Form filed by More than One Reporting Person


                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned


1.   Title of Security:

      (Instr. 3)

         Common Shares, $1.00 par value ("Common Stock")
         Common Stock

2.   Transaction Date:

      (Month/Day/Year)

         6/20/2000
         6/20/2000

3.   Transaction Code:

      (Instr. 8)

      Code

         S
         S

4.   Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

      Amount       (A) or (D)               Price

      41,700           D                    3.9375                  6/20/2000
      14,700           D                    3.9375                  6/20/2000


5.   Amount of Securities Beneficially Owned at End of Month:

      (Instr. 3 and 4)

         1,265,600

6.   Ownership Form:   Direct (D) or Indirect (I):

      (Instr. 4)

         I
         I

7.   Nature of Indirect Beneficial Ownership:

      (Instr. 4)

         As Managing Member of Vicuna Advisors LLC, the investment adviser to Vicuna Capital I, L.P., and as Managing Member of Vicuna Partners LLC, the general partner of Vicuna Capital I, L.P.

         As Managing Member of Vicuna Advisors LLC, the investment adviser to WNP Investment Partnership, L.P., and as Managing Member of Vicuna Partners LLC, the general partner of WNP Investment Partnership, L.P.


           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)


1.   Title of Derivative Security:

      (Instr. 3)


2.   Conversion or Exercise Price of Derivative Security:


3.   Transaction Date:

      (Month/Day/Year)


4.   Transaction Code:

      (Instr. 8)

      Code


5.   Number of Derivative Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

       (A)                 (D)


6.    Date Exercisable and Expiration Date:

       (Month/Day/Year)



       Date Exercisable             Expiration Date


7.   Title and Amount of Underlying Securities:

       (Instr. 3 and 4)



      Title                Amount or Number of Shares


8.   Price of Derivative Security:

      (Instr. 5)


9.   Number of Derivative Securities Beneficially Owned at End of Month:

      (Instr. 4)


10.  Ownership Form of Derivative Security:   Direct (D) or Indirect (I):

       (Instr. 4)


11.  Nature of Indirect Beneficial Ownership:

       (Instr. 4)

Explanation of Responses:

         See Explanation of Responses to Form 4 of Advisors.

[Signatures follow all attachments]

                                    SIGNATURE
                                    ---------


                                       VICUNA ADVISORS LLC


                                       By:  /s/ Joshua G. Welch
                                          ---------------------------------
                                            Joshua G. Welch
                                            Managing Member


                                       VICUNA PARTNERS LLC


                                       By:  /s/ Joshua G. Welch
                                          ---------------------------------
                                            Joshua G. Welch
                                            Managing Member


                                       VICUNA CAPITAL I, L.P.
                                       By:  Vicuna Partners LLC, General Partner

                                       By:  /s/ Joshua G. Welch
                                          ---------------------------------
                                            Joshua G. Welch
                                            Managing Member


                                       WNP INVESTMENT PARTNERSHIP, L.P.
                                       By:  Vicuna Partners LLC, General Partner

                                       By:  /s/ Joshua G. Welch
                                          ---------------------------------
                                            Joshua G. Welch
                                            Managing Member


Date: July 10, 2000

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of the Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.